Center Bancorp, Inc. Reports First Quarter 2009 Earnings

NJ -- (GLOBE NEWSWIRE) -- 04/24/2009 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank (UCNB), today reported operating results for the first quarter ended March 31, 2009. Net income amounted to $799,000, or $0.05 per fully diluted common share, for the quarter ended March 31, 2009, as compared with earnings of $1.2 million, or $0.09 per fully diluted common share, for the quarter ended March 31, 2008.

President & CEO’s Remarks

“I am pleased to report that the Company’s core earnings performance continues to remain strong. During the first quarter, the Corporation recorded an increase in its loan loss provision of $1.3 million coupled with higher FDIC insurance assessments of $345,000 due primarily to changes in the premium rates.  Taken together, these increases reduced first quarter earnings by approximately $0.08 per fully diluted common share,” indicated Anthony C. Weagley, President & CEO.

He further noted that “Our focus on operating the Corporation from a superior balance sheet perspective is a principal goal for CNBC. While we continue to maintain a strong balance sheet, the economic climate continues to deteriorate.  In order to continue to maintain this strong position and build value for the shareholders, we believe we must retain a larger percentage of retained earnings in capital. Therefore, the Board of Directors of Center Bancorp, Inc. today voted unanimously to reduce its current quarterly common stock dividend from $0.09 per share to $0.03 per share, beginning with the second quarter dividend declaration.  Our Board Chairman Alexander A. Bol indicated “the Corporation is aware of the importance of the cash dividend to shareholders and remains committed to continuing the long history of making these payments; however, in today’s economic environment, the Board considered it prudent to reduce the current rate of the payout.”

Mr. Weagley further remarked, “I believe that it is important for our shareholders to recognize that our actions today in reducing the dividend and preserving capital are not taken from a position of weakness, but rather from a position of strength. At present, our Tier 1 ratio is 8.42%, with tangible common equity of $62.8 million, and we will continue to increase our loan loss reserves, as appropriate, as we discussed with shareholders in a press release earlier this month. With $6.8 million in allowance for credit losses at March 31, 2009, we believe our loan loss reserve, measured across all our businesses, confirms the strength of our balance sheet.  The projected results for 2009 are net retention of capital of $2.3 million and, with the reduction in the dividend, an increase in tangible book value of $0.18 per share.”

Key items for the quarter include:

▪	Net income of $799,000 for the first quarter of 2009 compared with net income of $1.7 million for the fourth quarter of 2008 and $1.2 million for the first quarter of 2008.

▪
EPS of $0.05 per fully diluted common share compared with $0.13 per fully diluted share for the fourth quarter of 2008 and $0.09 per fully diluted common share for the comparable first quarter period of 2008. Dividends and accretion relating to the preferred stock and warrants issued to the U.S. Treasury reduced earnings by approximately $0.01 per fully diluted common share.

▪
Higher loan loss provision of $1.3 million over the first quarter of 2008, which covers a $900,000 charge-off in connection with a $4.0 million commercial real estate construction project of industrial warehouses, in addition to an increase in the level of the allowance for loan losses.

▪
Center Bancorp, Inc. issued $10 million in nonvoting senior preferred stock to the U.S. Department of Treasury under the Capital Purchase Program. As part of the transaction, the Corporation also issued warrants to the Treasury to purchase 173,410 shares of common stock of the Corporation at an exercise price of $8.65 per share.

▪
Overall credit quality in the Bank’s portfolio remains high, even though the economic weakness has impacted several potential problem loans. Non-performing assets amounted to 0.81% of total assets at March 31, 2009 compared to 0.46% at December 31, 2008 and 0.17% at March 31, 2008.

▪	Strong Tier 1 capital ratio was 8.42% at March 31, 2009, 7.71% at December 31, 2008, and 8.17% at March 31, 2008.

▪
An improvement in annualized net interest margin by 7 basis points for the first quarter of 2009 to 2.81%, compared to 2.74% for the comparable quarter of 2008. On a linked sequential quarter basis, net interest margin declined 20 basis points.

▪
An increase in deposits to $768.4 million at March 31, 2009 from $659.5 million at December 31, 2008 and $622.9 million at March 31, 2008, reflecting inflows in core savings deposits and CDARS Reciprocal deposits, as customers seeking safety and liquidity became paramount in light of the financial crisis.

▪
Book value per common share amounting to $6.15 at March 31, 2009 compared to $6.29 at December 31, 2008 and $6.51 at March 31, 2008. Tangible book value per common share was $4.83 at March 31, 2009 compared to $4.97 at December 31, 2008 and $5.20 at March 31, 2008.

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Return on average assets	0.30%	0.66%	0.60%	0.57%	0.50%	0.22%
Return on average equity	3.52%	8.38%	7.55%	6.69%	5.60%	2.44%
Net interest margin (tax equivalent basis)	2.81%	3.01%	3.09%	3.00%	2.74%	2.48%
Loan/Deposit ratio	88.24%	102.53%	97.64%	101.61%	90.71%	78.91%
Stockholders' equity/total assets	7.98%	7.99%	7.73%	8.15%	8.58%	8.38%
Efficiency ratio	72.5%	59.7%	55.4%	67.7%	70.9%	92.7%
Book value per common share	$6.15	$6.29	$6.21	$6.18	$6.51	$6.48
Return on average tangible stockholders' equity	4.33%	10.62%	9.60%	8.41%	6.98%	3.04%
Tangible common stockholders' equity/tangible assets	5.69%	6.42%	6.19%	6.52%	6.98%	6.80%
Tangible book value per common share	$4.83	$4.97	$4.89	$4.86	$5.20	$5.17

Capital and Liquidity

Center remained well capitalized with excellent liquidity in the first quarter of 2009. Total stockholders' equity amounted to $89.4 million, or 7.98% of total assets, at March 31, 2009. Tangible common stockholders' equity was $62.8 million, or 5.69% of tangible assets. Book value per common share was $6.15 at March 31, 2009, compared to $6.51 at March 31, 2008. Tangible book value per common share was $4.83 at March 31, 2009 compared to $5.20 at March 31, 2008.

On January 12, 2009, the Corporation issued $10 million in nonvoting senior preferred stock to the U.S. Department of Treasury under the Capital Purchase Program.  As part of the transaction, the Corporation also issued warrants to the Treasury to purchase 173,410 shares of common stock of the Corporation at an exercise price of $8.65 per share. As previously announced, the Corporation's voluntary participation in the Capital Purchase Program amounted to approximately 50 percent of what the Corporation had qualified to issue under the Treasury program. The Corporation believes that its participation in this program will strengthen its current well-capitalized position. The funding is being used to support future loan growth.

During the three months ended March 31, 2009, the Corporation did not purchase any shares of its common stock. At March 31, 2009, there were 652,868 shares available for repurchase under the Corporation’s stock buyback program.

At March 31, 2009, the Corporation’s Tier 1 Capital Leverage ratio was 8.42%, the Corporation’s total Tier 1 Risk Based Capital ratio was 10.78% and the Corporation’s Total Risk Based Capital ratio was 11.61%. Total Tier 1 capital increased to approximately $87.7 million at March 31, 2009 from $78.2 million at December 31, 2008, reflecting the Corporation’s participation in the TARP Capital Purchase Program. At March 31, 2009, the Corporation’s capital ratios continued to exceed each of the minimum Federal requirements for a bank holding company, and Union Center National Bank’s capital ratios continued to exceed each of the minimum levels required for classification as a “well capitalized institution” under the Federal Deposit Insurance Corporation Improvement Act.

Asset Quality

At March 31, 2009, non-performing assets totaled $9.1 million, or 0.81% of total assets, as compared with $4.7 million, or 0.46%, at December 31, 2008 and $1.7 million, or 0.17%, at March 31, 2008. The increase in non-accrual loans from December 31, 2008 was primarily attributable to the addition of a $4.0 million commercial real estate construction project of industrial warehouses.

“While overall credit quality in the Bank’s portfolio remains high, continued economic weakness has impacted several problem loans in the portfolio which have been previously disclosed. With respect to the industrial warehouse project, we are currently working with the borrowers and the participating bank that is involved with the project, in an effort to sell or lease the remaining industrial warehouse units. Proceeds from the current units under contract, as well as the remaining units, will be used to make further principal reductions to our loan,” remarked Mr. Weagley.

The increase in the OREO balance in the first quarter was related to the construction costs incurred in completing the residential condominium project that was taken into OREO during the fourth quarter of 2008. The Corporation is near completion of that project and has elected to begin renting the units.

At March 31, 2009, the total allowance for loan losses amounted to approximately $6.8 million, or 1.00% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 145.4% at March 31, 2009 as compared to 809.1% at December 31, 2008 and 431.7% at March 31, 2008.

Selected credit quality ratios (unaudited)

(Dollars in thousands)
As of or for the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Non-accrual loans	$4,566	$541	$541	$265	$1,215	$3,907
Troubled debt restructuring	91	93	95	97	0	0
Past due loans 90 days or more and still accruing interest	0	139	18	0	0	0
Total non performing loans	4,657	773	654	362	1,215	3,907
Other real estate owned (“OREO”)	4,426	3,949	0	0	478	501
Repossessed assets other than real-estate	0	0	0	0	0	0
Total non performing assets	$9,083	$4,722	$654	$362	$1,693	$4,408
Non performing assets as a percentage of total assets	0.81%	0.46%	0.06%	0.04%	0.17%	0.43%
Non performing loans as a percentage of total loans	0.69%	0.11%	0.10%	0.06%	0.22%	0.71%
Net charge-offs	$906	$251	$45	$106	$68	$8
Net charge-offs as a percentage of average loans for the period (annualized)	0.53%	0.15%	0.03%	0.07%	0.05%	0.01%
Allowance for loan losses as a percentage of period end loans	1.00%	0.92%	0.92%	0.90%	0.93%	0.94%
Allowance for loan losses as a percentage of non-performing loans	145.4%	809.1%	929.7%	1,563.5%	431.7%	132.2%

Total Assets	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645
Total Loans	678,017	676,203	661,157	631,221	565,025	551,669
Average loans for the quarter	679,953	670,212	651,766	601,655	565,654	552,521
Allowance for loan losses	6,769	6,254	6,080	5,660	5,245	5,163

Net Interest Income and Margin

The Corporation recorded net interest income on a fully taxable equivalent basis of $6.6 million for the three months ended March 31, 2009 as compared to $6.1 million for the comparable quarter in 2008. Interest income declined by $671,000 while interest expense declined by $1.1 million from the same period last year. Compared to 2008, average interest earning assets increased by $41.3 million while the net interest spread and net interest margin improved by 27 basis points and 7 basis points, respectively, due primarily to reduced funding costs. On a linked quarter basis, the net interest spread and margin decreased by 13 basis points and 20 basis points, respectively.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Net interest income	$6,379	$6,823	$6,860	$6,429	$5,687	$5,172
Provision for loan losses	1,421	425	465	521	150	150
Net interest income after provision for loan losses	4,958	6,398	6,395	5,908	5,537	5,022
Other income	1,384	615	47	1,116	866	874
Other expense	(5,319)	(4,754)	(4,578)	(5,188)	(4,953)	(6,034)
Income (loss) before income tax	1,023	2,259	1,864	1,836	1,450	(138)
Income tax expense (benefit)	224	560	346	428	233	(670)
Net income	799	1,699	1,518	1,408	1,217	532
Net income available to common stockholders	$670	$1,699	$1,518	$1,408	$1,217	$532
Earnings per common share:
Basic	$0.05	$0.13	$0.12	$0.11	$0.09	$0.04
Diluted	$0.05	$0.13	$0.12	$0.11	$0.09	$0.04
Weighted average common shares outstanding:
Basic	12,991,312	12,989,304	12,990,441	13,070,868	13,144,747	13,441,082
Diluted	12,993,185	12,995,134	13,003,954	13,083,558	13,163,586	13,469,764

Other Income

Total other income increased $518,000 for the first quarter of 2009 compared with the comparable quarter of 2008, primarily as a result of net securities gains. During the first quarter of 2009, the Corporation recorded net securities gains of $600,000, which is net of a $140,000 impairment charge recognized on its Lehman bond holding. Excluding net securities gains, the Corporation recorded other income of $784,000 in the three months ended March 31, 2009 compared to $866,000 in the three months ended March 31, 2008, a decrease of $82,000 or 9.5%. This decrease was due primarily to lower levels of service charges offset in part by higher commissions from sales of mutual funds and annuities.

Quarterly Consolidated Non-Interest Income (unaudited)

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Service charges on deposit accounts	$343	$376	$360	$383	$404	$399
Commissions from mortgage broker activities	2	7	6	17	12	16
Loan related fees (LOC)	30	53	46	37	41	31
Commissions from sale of mutual funds and annuities	40	22	35	38	17	44
Debit card and ATM fees	106	113	124	130	125	132
Bank owned life insurance	218	247	507	228	221	217
Net securities gains (losses)	600	(256)	(1,075)	225	—	(43)
Other service charges and fees	45	53	44	58	46	78
Total other income	$1,384	$615	$47	$1,116	$866	$874

Other Expense

Other expense for the first quarter of 2009 totaled $5.3 million, an increase of $366,000, or 7.4%, from the comparable period in 2008. Salary and benefit expense increased by $41,000, or 1.7%, to $2.4 million. This increase was due primarily to increased expense resulting from changes in the asset valuation and expected rate of return on the Corporation’s defined pension plan, which was frozen in 2007. This increase was partially offset by reductions primarily attributable to reductions in staff and elimination of certain other benefit plans during the middle to later part of 2008. Full-time equivalent staffing levels were 160 at March 31, 2009 compared to 167 at March 31, 2008. On December 16, 2006, the FDIC adopted a final rule increasing risk-based assessment rates uniformly by 7 basis points, on an annual basis, for the first quarter of 2009. As a result of these changes coupled with one-time assessment credits recognized in 2008, FDIC insurance assessment amounted to $365,000 in the first quarter of 2009, an increase of $345,000 or 1,725%, over the comparable period in 2008.

The efficiency ratio for the first quarter of 2009 was 72.5% as compared to 70.9% in the first quarter of 2008. This increase was due primarily to the increase in FDIC insurance assessments.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Employee salaries and wages	$1,861	$1,777	$1,752	$2,013	$1,896	$1,932
Employee stock option expense	22	23	23	36	45	46
Health insurance and other employee benefits	309	(246)	(32)	285	218	237
Payroll taxes	194	139	167	182	179	124
Other employee related expenses	7	17	9	8	14	14
Total salaries and employee benefits	$2,393	$1,710	$1,919	$2,524	$2,352	$2,353

Occupancy, net	797	983	803	734	759	799
Premises and equipment	321	362	352	356	366	437
Professional and consulting	212	152	189	190	172	690
Stationary and printing	70	97	87	118	95	104
FDIC Insurance	365	149	28	20	20	20
Marketing and advertising	130	144	145	188	160	179
Computer expense	214	229	238	226	141	150
Bank regulatory related expenses	60	55	54	55	58	58
Postage and delivery	46	69	67	65	78	57
ATM related expenses	61	59	61	62	60	59
Amortization of core deposit intangible	22	23	23	24	25	25
Other expenses	628	722	612	626	667	1,103
Total other expense	$5,319	$4,754	$4, 578	$5,188	$4,953	$6,034

Key Balance Sheet Changes at March 31, 2009

▪	The Corporation had total loans of $678.0 million at March 31, 2009, a $1.8 million, or 0.3%, increase from December 31, 2008 and a $113.0 million, or 20.0%, increase from the same period last year.

▪
Loan growth continued during the quarter in the Corporation’s commercial related segment of the portfolio.  Total  gross loans booked for the quarter included $32.0 million  of new loans and $15.2 million in advances principally offset , exclusive of scheduled payments, by payoffs and extraordinary unscheduled principal  payments of $37.9 million

▪	At March 31, 2009, the Corporation had $26.6 million in overall undispersed loan commitments, which are expected to fund over the next 90 days.

▪	Loan originations and pipelines for the quarter increased in the commercial sector, primarily in the commercial real estate segment of the loan portfolio.

Loan Mix:
(unaudited)

(Dollars in thousands)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Real estate loans
Residential	$229,903	$240,316	$249,258	$255,817	$260,237	$265,597
Commercial	256,885	256,527	246,089	224,990	163,664	137,585
Construction	41,242	42,075	47,722	50,638	48,494	51,367
Total real estate loans	528,030	538,918	543,069	531,445	472,395	454,549
Commercial loans	148,444	135,232	116,891	98,845	91,492	95,978
Consumer and other loans	928	1,481	672	339	592	563
Total loans before unearned fees and costs	677,402	675,631	660,632	630,629	564,479	551,090
Unearned fees and costs, net	615	572	525	592	546	579
Total loans	$678,017	$676,203	$661,157	$631,221	$565,025	$551,669

▪	Investment securities declined by $15.7 million at March 31, 2009 compared to March 31, 2008 but increased by $23.3 million when compared to December 31, 2008.

▪	Deposits totaled $768.4 million at March 31, 2009, an increase of $108.8 million from December 31, 2008 and an increase of $145.5 million from March 31, 2008.

▪
Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $795.3 million at March 31, 2009, an increase of $105.7 million from December 31, 2008, which reflected inflows in core savings deposits and CDARS Reciprocal deposits, as customers seeking safety and more liquidity became paramount in light of the financial crisis.

▪
Time certificates of deposit of $100,000 and over increased $62.9 million as compared to December 31, 2008 due primarily to an increase in CDARS Reciprocal deposits, which has become an attractive product for customers who are sensitive to obtaining full FDIC insurance for their time deposits.

▪
The Corporation expects its deposit gathering efforts to remain strong, supported in part by the recent actions by the FDIC in temporarily raising the deposit insurance limits. The Corporation is a participant in the FDIC’s Transaction Account Guarantee Program. Under this program, all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC, regardless of dollar amount, through December 31, 2009.

▪	Borrowings totaled $255.4 million at March 31, 2009, reflecting a decrease of $18.2 million from December 31, 2008.

The following table reflects the Corporation’s deposits for the periods specified.

Deposit Mix
(unaudited)

(Dollars in thousands)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Checking accounts
Non interest bearing	$114,607	$113,319	$114,631	$110,891	$117,053	$111,422
Interest bearing	132,682	139,349	129,070	124,469	125,152	155,406
Savings deposits	137,197	66,359	61,623	63,918	68,028	86,341
Money market accounts	114,363	111,308	140,533	147,202	170,742	196,601
Time Deposits	269,530	229,202	231,287	174,710	141,949	149,300
Total Deposits	$768,379	$659,537	$677,144	$621,190	$622,924	$699,070

Additional Information for the First Quarter 2009

▪	Total assets of $1.1 billion at March 31, 2009, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

▪	Substantial increase in FDIC insurance assessments of $216,000 on a linked sequential quarter basis and $345,000 over the first quarter of 2008 due primarily to changes in FDIC premium rates.

▪
Efficiency ratio increased in the first quarter to 72.5% compared with 59.7% in the fourth quarter of 2008 and 70.9% in the first quarter in 2008, due primarily to the substantial increase in FDIC assessments.

▪	Continued improvement in earning asset mix from the same quarter last year, as average loans increased by $114.3 million while average investment securities declined by $62.6 million

▪	The Corporation intends to relocate its Summit Banking Center on May 29, 2009, to the new Promenade Building on Morris Avenue in Summit from its existing downtown facility.

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Cash and due from banks	$90,634	$15,031	$15,952	$16,172	$15,155	$20,541
Fed funds and money market funds	-	-	-	-	45,300	49,490
Investments	266,032	242,714	284,349	253,780	281,746	314,194
Loans	678,017	676,203	661,157	631,221	565,025	551,669
Allowance for loan losses	(6,769)	(6,254)	(6,080)	(5,660)	(5,245)	(5,163)
Restricted investment in bank stocks, at cost	10,228	10,230	10,277	10,325	10,036	8,467
Premises and equipment, net	18,313	18,488	18,545	18,203	17,404	17,419
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	283	306	328	350	375	400
Bank owned life insurance	23,156	22,938	22,690	22,710	22,483	22,261
Other real estate owned	4,426	3,949	-	-	-	-
Other assets	19,889	22,884	18,756	22,531	26,084	21,563
TOTAL ASSETS	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645
Deposits	$768,379	$659,537	$677,144	$621,190	$622,924	$699,070
Borrowings	255,365	273,595	281,046	279,585	279,024	223,264
Other liabilities	7,840	8,448	3,964	5,268	7,818	10,033
Stockholders' equity	89,429	81,713	80,624	80,393	85,401	85,278
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Investments, Fed funds, and other	$253,445	$272,507	$273,337	$301,118	$326,397	$351,302
Loans	679,953	670,212	651,766	601,655	565,654	552,521
Allowance for loan losses	(6,384)	(6,235)	(5,840)	(5,404)	(5,237)	(5,077)
All other assets	131,861	95,514	93,535	91,631	93,088	91,016
TOTAL ASSETS	$1,058,875	$1,031,998	$1,012,798	$989,000	$979,902	$989,762
Deposits-interest bearing	$588,599	$554,652	$521,459	$499,342	$519,295	$564,334
Deposits-non interest bearing	115,541	112,936	118,623	114,744	112,695	115,859
Borrowings	255,269	278,524	288,002	284,264	251,222	216,761
Other liabilities	8,567	4,798	4,321	6,508	9,769	5,543
Stockholders’ equity	90,899	81,088	80,393	84,142	86,921	87,265
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,058,875	$1,031,998	$1,012,798	$989,000	$979,902	$989,762

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At March 31, 2009, the Bank had total assets of $1.1 billion, total deposit funding sources, which includes overnight repurchase agreements, of $795.3 million and stockholders’ equity of $89.4 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders’ equity and return on average tangible stockholders’ equity for the periods presented:

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Net income	$799	$1,699	$1,518	$1,408	$1,217	$532
Average stockholders’ equity	$90,899	$81,088	$80,393	$84,142	$86,921	$87,265
Less: Average goodwill and other intangible assets	17,101	17,123	17,145	17,169	17,194	17,220
Average tangible stockholders’ equity	$73,798	$63,965	$63,248	$66,973	$69,727	$70,045
Return on average stockholders’ equity	3.52%	8.38%	7.55%	6.69%	5.60%	2.44%
Add: Average goodwill and other intangible assets	0.81	2.24	2.05	1.72	1.38	0.60
Return on average tangible stockholders’ equity	4.33%	10.62%	9.60%	8.41%	6.98%	3.04%

“Tangible book value per common share” is also a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per common share may be helpful for those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per common share to tangible book value per common share as of the dates presented:

(Dollars in thousands)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Common shares outstanding	12,991,312	12,991,312	12,988,284	13,016,075	13,113,760	13,155,784
Stockholders’ equity	$89,429	$81,713	$80,624	$80,393	$85,401	$85,278
Less: Preferred stock	9,557	-	-	-	-	-
Less: Goodwill and other intangible assets	17,087	17,110	17,132	17,154	17,179	17,204
Tangible common stockholders’ equity	$62,785	$64,603	$63,492	$63,239	$68,222	$68,074
Book value per common share	$6.15	$6.29	$6.21	$6.18	$6.51	$6.48
Less: Goodwill and other intangible assets	1.32	1.32	1.32	1.32	1.31	1.31
Tangible book value per common share	$4.83	$4.97	$4.89	$4.86	$5.20	$5.17

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Total assets	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645
Less: Goodwill and other intangible assets	17,087	17,110	17,132	17,154	17,179	17,204
Tangible assets	$1,103,926	$1,006,183	$1,025,646	$969,282	$977,988	$1,000,441
Total stockholders' equity/total assets	7.98%	7.99%	7.73%	8.15%	8.58%	8.38%
Tangible common stockholders' equity/tangible assets	5.69%	6.42%	6.19%	6.52%	6.98%	6.80%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Total non-interest income	$1,384	$615	$47	$1,116	$866	$874
Net securities gains (losses)	600	(256)	(1,075)	225	-	(43)
Total non-interest income, excluding net securities gains (losses)	$784	$871	$1,122	$891	$866	$917

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Other expense	$5,319	$4,754	$4,578	$5,188	$4,953	$6,034
Net interest income (tax equivalent basis)	$6,556	$7,086	$7,148	$6,776	$6,117	$5,594
Other income, excluding net securities gains (losses)	784	871	1,122	891	866	917
	$7,340	$7,957	$8,270	$7,667	$6,983	$6,511
Efficiency ratio	72.5%	59.7%	55.4%	67.7%	70.9%	92.7%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future additions to the Corporation's allowance for loan losses, anticipated dividend payout ratios and dividend amounts, expectations for 2009 net income and tangible book value at December 31, 2009, anticipated improvements in the Corporation's net interest margin and net income, the future funding of undispersed loan commitments) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands)	March31, 2009	December 31, 2008

ASSETS
Cash and due from banks	$90,634	$15,031
Federal funds sold and securities purchased under agreement to resell	—	—
Total cash and cash equivalents	90,634	15,031
Investment securities available-for sale	266,032	242,714
Loans, net of unearned income	678,017	676,203
Less — Allowance for loan losses	6,769	6,254
Net Loans	671,248	669,949
Restricted investment in bank stocks, at cost	10,228	10,230
Premises and equipment, net	18,313	18,488
Accrued interest receivable	4,273	4,154
Bank owned life insurance	23,156	22,938
Other real estate owned	4,426	3,949
Goodwill and other intangible assets	17,087	17,110
Other assets	15,616	18,730
Total assets	$1,121,013	$1,023,293
LIABILITIES
Deposits:
Non-interest bearing	$114,607	$113,319
Interest-bearing
Time deposits $100 and over	163,392	100,493
Interest-bearing transactions, savings and time deposits $100 and less	490,380	445,725
Total deposits	768,379	659,537
Securities sold under agreement to repurchase	26,951	30,143
Short-term borrowings	—	15,000
Long-term borrowings	223,259	223,297
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	7,840	8,448
Total liabilities	1,031,584	941,580
STOCKHOLDERS’ EQUITY
Preferred stock, no par value:
Authorized 5,000,000 shares; issued 10,000 shares in 2009 and none in 2008	9,557	—
Common stock, $1,000 liquidation value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2009 and 2008; outstanding 12,991,312 shares in 2009 and 2008	86,908	86,908
Additional paid in capital	5,630	5,204
Retained earnings	15,806	16,309
Treasury stock, at cost (2,199,672 shares in 2009 and 2008)	(17,796)	(17,796
Accumulated other comprehensive loss	(10,676)	(8,912
Total stockholders’ equity	89,429	81,713
Total liabilities and stockholders’ equity	$1,121,013	$1,023,293

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
(Dollars in Thousands, Except Per Share Data)	2009	2008
Interest income:
Interest and fees on loans	$9,102	$8,471
Interest and dividends on investment securities:
Taxable interest income	2,370	2,765
Non-taxable interest income	343	802
Dividends	117	243
Interest on Federal funds sold and securities purchased under agreement to resell	10	79
Total interest income	11,942	12,360
Interest expense:
Interest on certificates of deposit $100 or more	349	675
Interest on other deposits	2,706	3,369
Interest on borrowings	2,508	2,629
Total interest expense	5,563	6,673
Net interest income	6,379	5,687
Provision for loan losses	1,421	150
Net interest income after provision for loan losses	4,958	5,537
Other income:
Service charges, commissions and fees	449	529
Annuity and insurance	40	17
Bank owned life insurance	218	221
Net securities gains	600	—
Other	77	99
Total other income	1,384	866
Other expense:
Salaries and employee benefits	2,393	2,352
Occupancy, net	797	759
Premises and equipment	321	366
FDIC Insurance	365	20
Professional and consulting	212	172
Stationery and printing	70	95
Marketing and advertising	130	160
Computer expense	214	141
Other	817	888
Total other expense	5,319	4,953
Income before income tax expense	1,023	1,450
Income tax expense	224	233
Net income	799	1,217
Dividends on preferred stock and accretion	129	—
Net income available to common stockholders	$670	$1,217
Earnings per common share:
Basic	$0.05	$0.09
Diluted	$0.05	$0.09
Weighted average common shares outstanding:
Basic	12,991,312	13,144,747
Diluted	12,993,185	13,163,586

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	3/31/2009	12/31/2008	3/31/2008
Statements of Income Data:
Interest income	$11,942	$12,615	$12,360
Interest expense	5,563	5,792	6,673
Net interest income	6,379	6,823	5,687
Provision for loan losses	1,421	425	150
Net interest income after provision for loan losses	4,958	6,398	5,537
Other income	1,384	615	866
Other expense	5,319	4,754	4,953
Income before income tax expense	1,023	2,259	1,450
Income tax expense	224	560	233
Net income	799	1,699	1,217
Net income available to common stockholders	$670	$1,699	$1,217
Earnings per common share:
Basic	$0.05	$0.13	$0.09
Diluted	$0.05	$0.13	$0.09
Statements of Condition Data (Period End):
Investments	$266,032	$242,714	$281,746
Total loans	678,017	676,203	565,025
Goodwill and other intangibles	17,087	17,110	17,179
Total assets	1,121,013	1,023,293	995,167
Deposits	768,379	659,537	622,924
Borrowings	255,365	273,595	273,869
Stockholders' equity	$89,429	$81,713	$85,401
Dividend Data on Common Shares:
Cash dividends	$1,169	$1,169	$1,168
Dividend payout ratio	174.48%	68.81%	95.97%
Cash dividends per share	$0.09	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	12,991,312	12,989,304	13,144,747
Diluted	12,993,185	12,995,134	13,163,586
Operating Ratios:
Return on average assets	0.30%	0.66%	0.50%
Average stockholders' equity to average assets	8.58%	7.86%	8.87%
Return on average equity	3.52%	8.38%	5.60%
Return on average tangible stockholders’ equity	4.33%	10.62%	6.98%
Book value per common share	$6.15	$6.29	$6.51
Tangible book value per common share	$4.83	$4.97	$5.20
Non-Financial Information (Period End):
Common stockholders of record	633	640	666
Staff-full time equivalent	160	160	167